Friday, August 15, 2008

Press Release

Source: Farmers National Banc Corp.

Frank L. Paden, President

330-533-3341

888-988-3276 (Toll Free)

330-533- 0451 (Fax)

exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP. DECLARES QUARTERLY CASH DIVIDEND, ANNOUNCES AMENDED DIVIDEND REINVESTMENT PLAN; AND SUSPENSION OF SUPPLEMENTAL INVESTMENTS PROVISION UNDER THE AMENDED DIVIDEND REINVESTMENT PLAN

CANFIELD, Ohio – Farmers National Banc Corp, (OTC BB: FMNB), announced today that its Board of Directors has declared its third quarter dividend of $0.12 per common share, payable on September 30, 2008 to shareholders of record as of September 12, 2008.

Frank L. Paden, President also announced that the Board of Directors has adopted an Amended Dividend Reinvestment Plan (the “Plan”), which provides for the registration of additional shares to be issued under the Dividend Reinvestment plan. A copy of the Plan is available from the company or could be attained through the Securities Exchange Commission.

Under the Plan, registered shareholders may elect to have all of their cash dividends automatically reinvested in additional shares of the common stock of Farmers National Banc Corp. The Plan also provides registered shareholders with the ability to make additional cash payments of a maximum of $1,000 per calendar quarter for investment in additional common stock. The Farmers National Bank of Canfield administers the Plan. More information about the Plan and enrollment forms is available by calling Farmers National Bank of Canfield at (330) 533-3341.

The Corporation further announced that its Board of Directors has determined to temporarily suspend the “Supplemental Investments” provision of the Plan, effective October 1, 2008, until further notice. This change is being made at the Company’s discretion based on Farmers National Banc Corp’s adequate capitalization.

Farmers National Banc Corp., is the bank holding company for the Farmers National Bank of Canfield. Farmers’ operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

This media release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.